EXHIBIT 99.2


                   INTERIM ANNOUNCES 79% OF SHARES TENDERED OR
                       ACQUIRED IN OFFER FOR MICHAEL PAGE


     Ft. Lauderdale, Fla., April 7, 1997--Interim Services Inc. (NYSE: IS) today announced that it has acquired or received tenders for 79% of the outstanding shares of Michael Page Group PLC (London: PMG). The cash tender offer was previously announced on March 3, 1997 and was valued at approximately $574 million. Interim expects to attain its goal of receiving more than 90% of the Michael Page shares and anticipates that it will complete the acquisition on or before May 1.

     The shareholders of Michael Page, a U.K.-based international recruiting and staffing company, had a minimum of 21 days to consider tendering their shares to Interim.

     Interim President and CEO Ray Marcy commented, "The number of shares tendered within 21 days reflects the widespread agreement among Michael Page shareholders to proceed with the transaction.

     "This acquisition represents dramatic progress in our vision of becoming a global leader in providing human resource solutions. We look forward to working with Michael Page management to build this worldwide leadership position. We are also excited about the synergy this transaction will yield. It will accelerate Michael Page's entry into major U.S. markets, as well as augment expansion opportunities for Interim internationally."

     Interim, based in Ft. Lauderdale, Fla., is a $1.8 billion staffing industry leader with approximately 1,000 offices in North America, Canada and Europe. Its Commercial Division, which makes up 80% of company revenues, provides staffing and consulting services in accounting, legal, technology, human resources, search and outplacement; as well as clerical, administrative and light industrial. Its HealthCare Division, which comprises 20% of revenues, offers nurses, physicians, therapists and home health aides.

     Michael Page is a premier international recruiting and staffing company, which specializes in accounting, finance, technology, sales and marketing. Michael Page's 40 offices span the United Kingdom, France, The Netherlands, Germany, Australia, Hong Kong and Singapore. Its business is split 50% flexible staffing and 50% full-time placements. The company had 1996 revenues of $220 million, with pre-tax income of $48 million.